UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 9, 2006

MONOLITHIC POWER SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51026	77-0466789
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

983 University Avenue, Building A

Los Gatos, California 95032

(Address of principal executive offices) (Zip Code)

(408) 357-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 9, 2006, the Board of Directors (the “Board”) of Monolithic Power Systems, Inc. (the “Registrant”) adopted a new plan of the annual compensation paid to non-employee members of the Board and to the Chairs of the Audit and Compensation Committees. Non-employee directors will receive an annual retainer of $15,000 (“Base Retainer”). In addition to the Base Retainer, the Chair of the Compensation Committee will receive an additional annual retainer of $10,000 and the Chair of the Audit Committee will receive an additional annual retainer of $25,000. In order to be eligible to receive the foregoing cash compensation, such non-employee director must own, directly or indirectly, less than one percent of the Registrant’s outstanding shares of Common Stock as of the Registrant’s annual meeting of stockholders. Non-employee directors will receive an initial option grant to purchase 30,000 shares of Common Stock upon appointment. Each non-employee member of the Board will continue to receive an option to purchase 15,000 shares of Common Stock on the date of the annual meeting of stockholders, provided such non-employee director has served on the Board for at least the preceding six months.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Summary of Compensation Plan of Non-Employee Board Members

EXHIBIT INDEX

Exhibit No.	Description
10.1	Summary of Compensation Plan of Non-Employee Board Members

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 15, 2006	By:	/s/ Michael R. Hsing
Michael R. Hsing
Chief Executive Officer